Exhibit 99B.10


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Professionally Managed Portfolios and to the use of our report dated May 9, 2001 on the financial statements and financial highlights of Duncan-Hurst Technology Fund, Duncan-Hurst Large-Cap Growth-20 Fund, Duncan-Hurst Aggressive Growth Fund and Duncan-Hurst International Growth Fund, each a series of shares of Professionally Managed Portfolios. Such financial statements and financial highlights appear in the 2001 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

                                      /s/ Tait, Weller & Baker

                                      TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
July 19, 2001